Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2013

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$8,735,906.13	$34,256,733.63
Capital Sub-Account	$2,500,019.27	$3,949,014.76
Overcollateralization Sub-Account	$1,227,413.24	$2,797,422.39
Reserve Sub-Account	$0.00	$2,274,311.11
REP Deposit Account*	$5,667,776.42

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.